Exhibit 10.2
BioMarin Pharmaceutical Inc.
Summary of Independent Director Compensation
Effective as of October 5, 2022, the Board of Directors (the “Board”) of BioMarin Pharmaceutical Inc. (the “Company”) approved revised compensation for the independent directors of the Company, with the only change being an increase in the Corporate Governance and Nominating Committee Member annual cash compensation from $8,750 to $10,000. All other independent director compensation elements below remain unchanged from the Summary of Independent Director Compensation previously filed with the SEC on November 4, 2019 as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q. All independent directors are entitled to receive a combination of annual cash retainers and restricted stock unit (“RSU”) grants as summarized below as compensation for their service on the Company’s Board and Board committees.
Cash Compensation
The following table is a summary of the annual cash compensation payable to independent directors. Each applicable line item is an additional element of compensation.

Director Position	Annual Cash Compensation
All Independent Directors	$65,000
Additional Elements of Compensation:
Independent Chair of the Board (if applicable)	$65,000
Lead Independent Director (if applicable)	$65,000
Audit Committee Member	$13,500
Audit Committee Chair (premium in addition to committee membership retainer)	$13,000
Compensation Committee Member	$10,000
Compensation Committee Chair (premium in addition to committee membership retainer)	$10,000
Corporate Governance and Nominating Committee Member	$8,750
Corporate Governance and Nominating Committee Chair (premium in addition to committee membership retainer)	$10,000
Science and Technology Committee Member	$10,000
Science and Technology Committee Chair (premium in addition to committee membership retainer)	$10,000
Equity Compensation
Annual Award
On the date of our annual meeting of stockholders for a given year, each reelected director receives an RSU grant valued at $400,000, based on the Black-Scholes model valuation using a three-month trailing average closing price of our common stock. The shares of common stock subject to the Annual Award vest in full on the one-year anniversary of the grant date, subject to each respective director providing service to the Company through such vesting date.
New Independent Directors
Upon election or appointment, a new independent director will receive an RSU grant on the same terms as the Annual Award, pro-rated for amount and vesting to the nearest quarter for the time such new director will serve prior to the Company’s next Annual Meeting of Stockholders.